Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

Jeffrey Albers

President, Chief Executive Officer

August 7, 2015

BY HAND DELIVERY

Kyle D. Kuvalanka

Re:Resignation Agreement

Dear Kyle:

This document confirms your voluntary resignation from your employment with Blueprint Medicines Corporation (“Company”). Although you are not entitled to severance pay or benefits in connection with your resignation, the Company’s Board of Directors (the “Board”) sincerely appreciates your contributions to the Company and would like to make this transition as smooth as possible.  With that in mind, you and the Company agree as follows:

1.Transition Period

You and the Company agree that September 18, 2015 shall be the “Resignation Date.”   The time period between August 11, 2015 and the Resignation Date shall be referred to as the “Transition Period.”  You will continue to receive your salary and benefits and you will continue to vest in your outstanding equity awards through the Resignation Date.  During the Transition Period, you will no longer serve as the Company’s Chief Business Officer, Treasurer, or Principal Financial and Accounting Officer, but instead, you will serve as a Senior Advisor and will perform duties and responsibilities associated with transitioning matters to the extent requested by the Board or members of the Company’s senior management team (the “Transitional Duties”).  For the avoidance of doubt, nothing herein shall prevent you from rendering part-time consulting services to Syros Pharmaceuticals, Inc. during the Transition Period.

2.Ending of Employment

In connection with the ending of your employment: (i) the Company will pay your salary through the Resignation Date; (ii) the Company shall reimburse you for any outstanding, reasonable business expenses that you incur on the Company’s behalf through the Resignation Date (provided the Company receives appropriate documentation in accordance with the Company’s reimbursement policies); (iii) your eligibility to participate in any employee benefit plans and programs of the Company will cease on the Resignation Date in accordance with the terms and conditions of those plans; and (iv) your outstanding equity awards will vest through

215 First Street, Cambridge MA  02142   p: 617-374-7580   f: 617-374-7588   www.blueprintmedicines.com

Kyle Kuvalanka

August 7, 2015

the Resignation Date and the terms of your equity awards shall be governed by the Company’s stock option plan and associated award agreements (collectively the “Equity Documents”).

3.Resignation from All Positions

To the extent the ending of your relationship with the Company or any Company affiliate is not effectuated by your termination of employment, you hereby resign from all other affiliations that you have with the Company or any of its affiliates, effective on the Resignation Date.  You agree to execute any reasonably requested resignation letters to confirm any such resignations.

4.Lump Sum Payment; Restrictive Covenant Agreement

If you enter into this and comply with this Agreement and you comply with the Employee Non-Competition, Non –Solicitation, Confidentiality and Assignment Agreement you entered into with the Company dated September 16, 2013 (the “Restrictive Covenant Agreement”), the terms of which are incorporated by reference herein, you shall be entitled to a lump sum payment in the amount of $119,831.25, less applicable deductions and withholdings (the “Lump Sum Payment”). The Lump Sum Payment shall be in lieu of any bonus you may have received under the Company’s 2015 Bonus Award Program or otherwise and shall be payable on the Company’s next regular payroll date after the later of: (i) the Resignation Date, or (ii) the Effective Date of this Agreement.  Pursuant to Section 8 of the Restrictive Covenant Agreement, you and the Company agree that the following is the “Restricted List”:

(i)Kinases

Exon 17 Mutant KIT; Mutant PDGFRα; FGFR4; […***…].

(ii)Products

Small molecule inhibitors of Exon 17 mutants of KIT, mutant PDGFRα, FGFR4, […***…]

Annotated library of selective kinase inhibitors

Any treatments for KIT D816V driven systemic mastocytosis, […***…] gastrointestinal stromal tumors (GIST), FGF19/FGFR4 driven hepatoceullular cancer (HCC), […***…].

(iii)Services:  Not Applicable.

5.Release of Claims

In consideration of, among other things, the Lump Sum Payment to which you acknowledge you would not otherwise be entitled,  you irrevocably and unconditionally release and forever

Kyle Kuvalanka

August 7, 2015

discharge the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current, future and former managers, members, partners, officers, directors, shareholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Company Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have ever had, now claim to have or ever claimed to have had against any or all of the Company Releasees.  This release includes, without limitation, the complete release of all Claims of or for:  breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation or harassment (including without limitation, quid pro quo and hostile work environment harassment) under state, federal, or municipal law (including, without implication of limitation, under Massachusetts General Law Ch. 151B, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, and the Family and Medical Leave Act); defamation or damage to reputation; reinstatement; punitive or emotional distress damages; equity compensation or other forms of compensation; and attorney’s fees and costs for wages, back or front pay, bonuses, severance pay, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, § 148-150C, or otherwise.

6.Return of Property

Upon request by the Company but, in any event on or before the Resignation Date, you will return to the Company all property of the Company, including, without limitation, keys and access cards, computer equipment, software licensed to the Company, files and any documents (including computerized data and any copies) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).  You also commit that, upon request by the Company you will delete and finally purge any duplicates of files or documents that may contain the Company’s information from any non-Company computer, Smartphone device or other device that remains your property after the Resignation Date, unless expressly authorized to keep duplicates of some of these materials.  In any event, if you later discover that you continue to retain any such property, you shall return it to the Company immediately.

7.Cooperation

You agree to cooperate reasonably with the Company, including with respect to tasks associated with the Transitional Duties.  Further, you agree to cooperate reasonably with the Company (including its outside counsel) in connection with any potential or actual litigation about which the Company believes you may have knowledge or information.  You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness, and your expenses in connection therewith shall be reimbursed.

Kyle Kuvalanka

August 7, 2015

8.Nonadmission

This Agreement shall not be construed as an admission of any liability by the Company to you or by you to it, or of any act of wrongdoing by either the Company or you. The Company specifically disclaims that it or any of its representatives has engaged in any wrongdoing or has taken any action that would be the basis for any finding of liability.

9.Taxes

All payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations.  Nothing herein shall be construed to mean that the Company shall compensate you for tax related payments or liabilities.

10.Legally Binding; Advice of Counsel

This Agreement is a legally binding document, and your signature will commit you to its terms.  You acknowledge that you have it carefully read and fully understand all of the provisions of this Agreement, that the Company has advised you to consult with counsel prior to entering into this Agreement, and that you are voluntarily entering into this Agreement.

11.Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except those promises and representations as provided in this Agreement.

12.Waiver or Amendment

No waiver of any provision of this Agreement (including the Restrictive Covenant Agreement) shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  No amendment to any provision of this Agreement shall be effective unless made in writing and signed by all of the parties to this Agreement.

13.Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenant Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as

Kyle Kuvalanka

August 7, 2015

to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company.

15.Entire Agreement

This Agreement along with the Restrictive Covenant Agreement and the Equity Documents constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings, including without limitation, the August 1, 2013 Offer of Employment to which you acknowledge and agree you are not entitled to payments pursuant to and which are of no further effect.

16.Time for Consideration; Effective Date

You acknowledge that you have been provided with the opportunity to consider this Agreement for twenty-one (21) days before signing it.  To accept this Agreement, you must return a signed original of this Agreement so that it is received by Debbie Bumpus, Vice President Human Resources, on or before the expiration of this twenty-one (21) day period.  If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  You and the Company agree that any changes or modifications to this Agreement shall not restart the twenty-one (21) day period.  For a period of seven (7) days from the day of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice that must be received by Ms. Bumpus before the end of such revocation period.  This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the "Effective Date"), provided that you do not revoke this Agreement during the revocation period.

17.Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning the original of this letter to the undersigned within the time period set forth above.

Kyle Kuvalanka

August 7, 2015

Very truly yours,
BLUEPRINT MEDICINES CORPORATION
By:	/s/ Jeffrey W. Albers	8/13/15
	Jeffrey W. Albers	Date
Chief Executive Officer
The foregoing is agreed to and accepted by:
KYLE D. KUVALANKA
	/s/ Kyle D. Kuvalanka	8/13/15
	Kyle D. Kuvalanka	Date